Exhibit No. 16.1

November 28, 2025	Raymond Chabot Grant Thornton LLP Suite 2000 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8 T 514-878-2691

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4.01 of the Current Report on Form 8-K of IREN Limited dated November 28, 2025, and we agree with the statements concerning our firm contained therein.

We have no basis to agree or disagree with other statements of the registrant contained in such Form 8-K.

/s/ Raymond Chabot Grant Thornton LLP

Montreal, Canada

Member of Grant Thornton International Ltd	rcgt.com